UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  March 24, 2015
Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)
Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)
(650) 802-7888
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On March 24, 2015, Communication Intelligence Corporation (the "Company") entered into subscription agreements (the "Subscription Agreements") with certain investors (each, an "Investor," and, collectively, the "Investors"). Under the terms of the Subscription Agreements, the Investors purchased an aggregate of 1,233,000 Units (each a "Unit," and, collectively, the "Units") at a purchase price of $1.00 per Unit for an aggregate purchase price of approximately $1.233 million.  Each Unit consists of one (1) share of the Company's Series D-1 Convertible Preferred Stock (the "Series D-1") and one (1) warrant to purchase 22.22 shares of the Company's Common Stock.  The shares of Series D-1 are convertible into shares of Common Stock at an initial conversion price of $0.0225 per share (subject to adjustment). The warrants issued to the Investors entitle the Investors to purchase up to an aggregate of approximately 27.4 million shares of Common Stock.  These warrants are exercisable for a period of three years and have an exercise price of $0.0225 per share.

Item 7.01 Regulation FD Disclosure

On March 30, 2015, the Company issued a press release announcing the Company's closing of the financing transaction described above.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

99.1  Press Release dated March 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Communication Intelligence Corporation
Date: March 30, 2015
	By:	/s/ Andrea Goren

Andrea Goren
Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press Release dated March 30, 2015